Exhibit 99.1

NEWS RELEASE

Cobalt International Energy, Inc. Announces Agreement for the Early Termination of its

Rowan Reliance Drillship Contract

Houston, Texas — September 15, 2016 (BUSINESS WIRE) — Cobalt International Energy, Inc. (“Cobalt”) (NYSE: CIE) today announced that it has entered into an amendment to its drilling contract (“Amendment”) with Rowan (UK) Reliance Limited, an affiliate of Rowan Companies plc (“Rowan”), which provides for the early termination of Cobalt’s long term drilling contract for the Rowan Reliance drillship. The drilling contract was originally scheduled to terminate on February 1, 2018 and the Amendment provides for a contract termination date of March 31, 2017. Additionally, per the Amendment, Cobalt will save 45% of the contract value between the original termination date and the new termination date, or approximately $80 million, and will pay to Rowan the remainder of approximately $98 million. Cobalt also commits to use Rowan as its exclusive provider of drilling services for five years at market rates as determined by normal indices.

Timothy J. Cutt, Cobalt’s Chief Executive Officer, said, “We are very glad to reach an agreement with Rowan that helps our balance sheet in the near term and secures a strong relationship with Rowan for the long term.”

About Cobalt

Cobalt is an independent exploration and production company active in the deepwater U.S. Gulf of Mexico and offshore West Africa. Cobalt was formed in 2005 and is headquartered in Houston, Texas.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 — that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address Cobalt’s expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to Cobalt’s SEC filings. Cobalt undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release, other than as required by law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts

Investor Relations: Rob Cordray Director, Investor Relations +1 (713) 579-9126	Media Relations: Lynne L. Hackedorn Vice President, Government and Public Affairs +1 (713) 579-9115